Exhibit 99.1

3050 Spruce Street, St. Louis, MO 63103 USA

Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757

From:	Jai P. Nagarkatti,	For questions, contact:
	Chairman, President and CEO	Kirk A. Richter,
Vice President and Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE -St. Louis, MO., April 22, 2010

SIGMA-ALDRICH (NASDAQ:SIAL) REPORTS 10% INCREASE IN Q1

2010 SALES; FIRST QUARTER 2010 DILUTED EPS UP 19% TO $0.81; FULL YEAR 2010

DILUTED ADJUSTED EPS EXPECTATION RAISED TO $3.05-$3.20.

HIGHLIGHTS:

2010 Results (all percentages are to comparable periods in 2009)

•

Q1 2010 reported sales increased 10.2% to $572 million. Excluding the impact of changes in currency exchange rates, Q1 sales grew organically by 4.4% with SAFC and Research sales increases of 9.0% and 2.8%, respectively.

•	Q1 2010 reported diluted EPS increased by 19.1% to $0.81. Excluding the impact of restructuring costs of $0.03 in 2010’s first quarter, diluted EPS increased 23.5% to $0.84.

•	Q1 2010 net cash provided by operating activities and free cash flow were $151 million and $133 million, respectively.

2010 Outlook (all percentages are compared to full year 2009 results)

•

Organic sales for the full year are expected to meet the Company’s previously forecast increase in a mid-single digit range. At current exchange rates, currency is not expected to have a significant impact on full year reported sales.

•	Based on stronger performance, diluted adjusted EPS forecast for 2010 raised by $0.05 to $3.05-$3.20, a 9 to 14% increase compared to 2009. See 2010 Outlook below.

•	Net cash provided by operating activities and free cash flow are expected to exceed $480 million and $350 million, respectively, for 2010.

CEO’s STATEMENT:

Commenting on first quarter 2010 performance, Chairman, President and CEO Jai Nagarkatti said: “The $0.81 diluted EPS reported for the first quarter of 2010 was the best reported quarterly result in our history. We are very pleased with this performance as we begin 2010 with improved conditions in several of our markets. In addition, our sales growth in SAFC and in our research focus initiative areas of analytical, biology and materials science all made positive contributions to our overall growth.

Each of our Research business units had positive volume growth in 2010’s first quarter, a marked change from what we experienced throughout 2009. And our SAFC business continued its strong sales performance with another double digit percentage increase in 2010’s first quarter. We continued to add to our product offering, including the acquisition of Ace Animals to enhance our offering of high quality rodents for biomedical research, the addition of 2,200 new antibodies to increase our overall portfolio to over 30,000 antibodies and new offerings of products licensed from Highland Stable Isotopes Corp. We increased our capacity to produce high potency active pharmaceutical ingredients with the opening of a $30 million expansion of our manufacturing facility in Wisconsin and added capacity to produce key materials for high brightness light emitting diodes used in energy efficient lighting applications. We also launched a new life science initiative that we’re calling ‘Where Bio Begins’, a campaign to highlight our broad capabilities in biology, which include antibodies, Zinc Finger Nuclease gene editing technology, custom oligo services and novel animal models. About 45% of our sales are now currently derived from biology related products for research applications”.

Nagarkatti continued, “We’ve reaffirmed our organic sales growth expectation for 2010 of mid-single digit percentage growth and now believe that our diluted adjusted EPS for 2010 will be increased by $0.05 to $3.05 to $3.20. The analytical, biology and materials science growth initiatives, coupled with our cost management activities, are expected to continue to achieve desired results for 2010. We’re focused on improving our growth and returns longer term as we strive to boost our organic sales growth to a 7-8% range and drive operating profit margins to a 26% to 27% range over the next five years.”

2010 RESULTS:

Reported sales for the first quarter of 2010 were $572 million, an increase of 10.2% from the first quarter of 2009. Excluding a 5.8% benefit from favorable currency rates, first quarter organic sales growth was 4.4% driven largely by unit volume growth. Sales for the Company’s Research business grew 8.8% on a reported basis and 2.8% organically for the first quarter of 2010. Sales for SAFC continued the momentum that began in the second half of 2009, with first quarter reported growth of 14.3% and organic growth of 9.0% as sales of high potency active pharmaceutical ingredients and our Hitech products reflected strong demand from those markets. A reconciliation of reported to adjusted organic sales is on page 7.

The operating income margin in the first quarter of 2010 of 25.7% of sales reflects a 160 basis point improvement from 2009’s first quarter due to continued benefits from higher volumes, the Company’s supply chain initiative, favorable product mix and effective management of S,G&A costs. These items were partially offset by $6 million of restructuring costs to consolidate SAFC’s Biosciences manufacturing facilities and from a small workforce realignment. These previously announced restructuring actions are in line with the Company’s efforts to improve operating efficiencies and lower the fixed cost structure as part of its longer term program to improve operating margins to a 26% to 27% range over the next five years. Supply chain process improvements provided over $4 million of the Q1 2010 pretax enhancement.

Free cash flow (defined on page 6) for the first quarter of 2010 was $133 million, an increase of $47 million compared to the same period in 2009. Higher net income, a continued focus on inventory management and a lower level of capital expenditures were the primary contributors to this increase. A reconciliation of net cash provided by operating activities to free cash flow is on page 8.

Other highlights from global sales growth initiatives and profit enhancement activities include:

•	Worldwide sales of research products through the Company’s award winning web site increased to 47% in the first quarter of 2010, up from 45% for the full year 2009.

•

Sales in International markets (Asia Pacific and Latin America) continued to show strength with reported and organic growth of 23% and 11% for the first quarter of 2010, respectively. In the Company’s focus markets of China, India and Brazil, sales collectively grew 31% and 21% on a reported and organic basis for the first quarter of 2010, respectively.

•	SAFC’s booked orders for future delivery at March 31, 2010 increased by 5% over the December 31, 2009 level.

2010 OUTLOOK:

•

Organic sales growth is expected to be in the mid-single digit range for 2010. Market conditions are expected to continue the modest improvement experienced in the first quarter of 2010. The ongoing implementation of programs already in place and the new product initiatives for analytical, biology and materials science together with continued emphasis on growth opportunities in international markets and in e-commerce are all expected to contribute to the growth. When compared to the prior year results, reported sales are not likely to be impacted by currency rate changes if exchange rates remain near current levels.

•

Our forecast for diluted adjusted earnings per share for 2010 is increased by $0.05 to $3.05 to $3.20 compared to diluted earnings per share of $2.80 reported for 2009. This increase is driven by these sales expectations, continuation of supply chain process improvements, benefits from workforce changes and other cost improvement activities, current currency rates and a 30-31% tax rate. This EPS outlook excludes the impacts of restructuring charges of $0.03 in 2010’s first quarter, additional restructuring costs to be recorded during the balance of 2010, and the impact of any acquisitions.

•	Management expects net cash provided by operating activities to exceed $480 million and capital expenditures of approximately $130 million, producing free cash flow for 2010 in excess of $350 million.

OTHER INFORMATION:

Cash Flow and Debt: Net cash provided by operating activities for the three months ended March 31, 2010 was $151 million compared to $114 million for 2009’s first quarter. This increase reflects the higher net income and continued reduction in cash required for inventory that enabled management to reduce inventory levels to 6.2 months at March 31, 2010 from 6.5 months at December 31, 2009. Capital expenditures for the first three months were $18 million in 2010 compared to $28 million in 2009. Overall free cash flow of $133 million for the first quarter of 2010 was used to repay $16 million in debt and return $55 million to shareholders through share repurchases and a 10.3% increase in the quarterly dividend rate. The Company’s debt to capital ratio was reduced to 24.8% at March 31, 2010 from 25.5% at December 31, 2009.

Share Repurchase: Another 0.7 million shares were acquired in the first quarter of 2010 at an average share price of $48.69. There were 121 million shares outstanding at March 31, 2010. The Company expects to continue to offset the dilutive impact of issuing share based incentive compensation by future repurchases. Further, the Company may repurchase additional shares, but the timing and amount will depend upon market conditions and other factors.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including phrases “are expected”, “is expected”, “we expect”, “enhance”, “improve”, “identified additional initiatives”, “we plan”, “our initial forecast”, and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, free cash flow, share repurchases, acquisitions and other matters. These statements are based on assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. The Company believes these assumptions are reasonable and well founded. The forward looking statements in this release are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) global economic conditions, (2) changes in pricing and the competitive environment and the global demand for our products, (3) fluctuations in foreign currency exchange rates, (4) changes in research funding and the success of research and development activities, (5) dependence on uninterrupted manufacturing operations, (6) changes in the regulatory environment in which the Company operates, (7) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 10-Income Taxes-to the Consolidated Financial Statements in the Company’s Form 10-K report for the year ended December 31, 2009, (8) exposure to litigation, including product liability claims, (9) the ability to maintain adequate quality standards, (10) reliance on third party package delivery services, (11) failure to achieve planned cost reductions in global supply chain rationalization, (12) an unanticipated increase in interest rates, (13) failure of planned sales initiatives in our Research and SAFC businesses, (14) other changes in the business environment in which the Company operates, and (15) the outcome of the matters described in Note 11-Contingent Liabilities and Commitments-to the Consolidated Financial Statements in the Company’s Form 10-K report for the year ended December 31, 2009. A further discussion of the Company’s risk factors can be found in Item 1A of Part 1 of the Company’s Form 10-K report for the year ended December 31, 2009. The Company does not undertake any obligation to update these forward-looking statements.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, and as key components in pharmaceutical, diagnostic and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 38 countries and has 7,600 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award winning web site at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company supplements its disclosures made in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) with certain non-GAAP financial measures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure. See the Supplemental Financial Information on pages 7 and 8 for these reconciliations.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s local currency performance. Organic sales growth data presented in this release excludes currency impacts. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur later in 2010 to applicable exchange rates. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also uses proforma net income (reconciled on page 8) and free cash flow (defined on page 6), non-GAAP measures, to judge its performance and ability to pursue opportunities that enhance shareholder value. Due to the uncertain timing of the future restructuring charges, we are unable to include this in the 2010 diluted EPS forecast. Management believes this non-GAAP information is useful to investors as well.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended March 31,
	2010	2009
Net sales	$572	$519
Cost of products sold	269	251

Gross profit	303	268
Selling, general and administrative expenses	134	127
Research and development expenses	16	16
Restructuring costs	6	—

Operating income	147	125
Interest, net	2	3

Income before income taxes	145	122
Provision for income taxes	45	38

Net income	$100	$84

Net income per share - Basic	$0.82	$0.69

Net income per share - Diluted	$0.81	$0.68

Weighted average number of shares outstanding - Basic	122	122

Weighted average number of shares outstanding - Diluted	123	123

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited) March 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$421	$373
Accounts receivable, net	317	285
Inventories	585	609
Other current assets	131	117

Total current assets	1,454	1,384

Property, plant and equipment, net	699	709
Goodwill, net	394	401
Intangibles, net	129	129
Other assets	93	91

Total assets	$2,769	$2,714

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$461	$477
Accounts payable	120	112
Other	196	153

Total current liabilities	777	742

Long-term debt	100	100
Pension and post-retirement benefits	95	94
Deferred taxes	30	23
Other liabilities	67	69

Total liabilities	1,069	1,028

Stockholders’ equity:
Common stock	202	202
Capital in excess of par value	161	153
Common stock in treasury	(2,013)	(1,983)
Retained earnings	3,310	3,230
Accumulated other comprehensive income	40	84

Total stockholders’ equity	1,700	1,686

Total liabilities and stockholders’ equity	$2,769	$2,714

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities:
Net income	$100	$84
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23	23
Deferred income taxes	3	1
Stock-based compensation expense	4	3
Restructuring costs, net of payments	3	—
Other	—	(1)
Changes in operating assets and liabilities:
Accounts receivable	(39)	(40)
Inventories	11	(5)
Accounts payable	10	7
Income taxes	29	31
Other, net	7	11

Net cash provided by operating activities	151	114

Cash flows from investing activities:
Capital expenditures	(18)	(28)
Purchases of investments	(11)	(1)
Proceeds from sale of property, plant and equipment	—	2
Acquisitions of businesses, net of cash acquired	(5)	(2)
Other, net	(1)	—

Net cash used in investing activities	(35)	(29)

Cash flows from financing activities:
Net issuance/(repayment) of short-term debt	(16)	(74)
Repayment of long-term debt	—	(7)
Payment of dividends	(20)	(18)
Treasury stock purchases	(35)	(7)
Exercise of stock options	9	2
Excess tax benefits from stock-based payments	2	1

Net cash used in financing activities	(60)	(103)

Effect of exchange rate changes on cash	(8)	(7)

Net change in cash and cash equivalents	48	(25)
Cash and cash equivalents at January 1	373	252

Cash and cash equivalents at March 31	$421	$227

Free cash flow(1)	$133	$86

(1)	Net cash provided by operating activities less capital expenditures.

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit

	Three Months Ended March 31, 2010
	Reported	Currency Impact	Adjusted (Organic)
Research Essentials	4.7%	5.6%	(0.9%)
Research Specialties	10.2%	6.1%	4.1%
Research Biotech	11.0%	6.1%	4.9%

Research Chemicals	8.8%	6.0%	2.8%
SAFC	14.3%	5.3%	9.0%

Total Customer Sales	10.2%	5.8%	4.4%

Business Unit Sales

(in millions)

	First Quarter 2009	Second Quarter 2009	Third Quarter 2009	Fourth Quarter 2009	Total 2009

Research Essentials	$107	$106	$104	$107	$424
Research Specialties	197	194	199	209	799
Research Biotech	82	79	82	89	332

Research Chemicals	386	379	385	405	1,555
SAFC	133	143	149	168	593

Total Customer Sales	$519	$522	$534	$573	$2,148

	First Quarter 2010	Second Quarter 2010	Third Quarter 2010	Fourth Quarter 2010	Total 2010

Research Essentials	$112	$—	$—	$—	$112
Research Specialties	217	—	—	—	217
Research Biotech	91	—	—	—	91

Research Chemicals	420	—	—	—	420
SAFC	152	—	—	—	152

Total Customer Sales	$572	$—	$—	$—	$572

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Reconciliation of Proforma to Reported Net Income

	Net Income (in millions)		Diluted Earnings Per Share
	Three Months Ended March 31,		Three Months Ended March 31,
	2010	2009	2010	2009
Proforma net income before currency impact and restructuring	$98	$84	$0.78	$0.68
Currency impact	8	—	0.06	—

Proforma net income before restructuring	106	84	0.84	0.68
Restructuring costs	(6)	—	(0.03)	—

Total reported net income	$100	$84	$0.81	$0.68

Income Statement Ratios

	Three Months Ended March 31,
	2010	2009
Gross profit	53.0%	51.6%
S,G&A expenses	23.4%	24.5%
Operating income	25.7%	24.1%
Pretax income	25.3%	23.5%
Net income	17.5%	16.2%
Effective tax rate	31.0%	31.1%

Reconciliation of Free cash flow

(in millions)

	Three Months Ended March 31,
	2010	2009
Net cash provided by operating activities	$151	$114
Less: Capital expenditures	(18)	(28)

Free cash flow	$133	$86